Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 33-2502, 2-95495, 33-43128, and 333-08493) pertaining to the Analog Devices, Inc. The Investment Partnership Plan of our report, dated June 11, 2010, with respect to the financial statements and schedule of the Analog Devices, Inc. The Investment Partnership Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2009.
/s/ Ernst & Young LLP
Boston, Massachusetts
June 11, 2010